Exhibit 10.4

EMPLOYMENT CONTRACT

This Employment Contract (this "Contract") is made effective as of November 7, 2016, by and between Assure Holdings, Inc. of 10233 S Parker Road, STE 105, Parker, Colorado, 80134 and Preston Parsons of 9900 Sara Gulch Circle, Parker, Colorado, 80138.

A. Assure Holdings, Inc. is engaged in the business of Medical Neuromonitoring Services Preston Parsons will primarily perform the job duties at the following location: 10233 S Parker Road, STE 105, Parker, Colorado.

B. Assure Holdings, Inc. desires to have the services of Preston Parsons.

C. Preston Parsons is an at will employee of Assure Holdings, Inc. Either party is able to terminate the employment agreement at any time.

Therefore, the parties agree as follows:

1.  EMPLOYMENT. Assure Holdings, Inc. shall employ Preston Parsons as CEO. Preston Parsons shall provide to Assure Holdings, Inc. the following services: Corporate Management, Financial Strategy, Capital Market Advisory, Business Expansion, Compliance and Advisory, Corporate Communications, General Operational Responsibilities. Preston Parsons accepts and agrees to such employment, and agrees to be subject to the general supervision, advice and direction of Assure Holdings, Inc. and Assure Holdings, Inc.'s supervisory personnel. Preston Parsons shall also perform (i) such other duties as are customarily performed by an employee in a similar position, and (ii) such other and unrelated services and duties as may be assigned to Preston Parsons from time to time by Assure Holdings, Inc.

2.  BEST EFFORTS OF EMPLOYEE. Preston Parsons agrees to perform faithfully, industriously, and to the best of Preston Parsons's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Contract, to the reasonable satisfaction of Assure Holdings, Inc. Such duties shall be provided at such place(s) as the needs, business, or opportunities of Assure Holdings, Inc. may require from time to time.

3.  OWNERSHIP OF SOCIAL MEDIA CONTACTS. Any social media contacts, including "followers" or "friends," that are acquired through accounts (including, but not limited to email addresses, blogs, Twitter, Facebook, YouTube, or other social media networks) used or created on behalf of Assure Holdings, Inc. are the property of Assure Holdings, Inc.

4.  COMPENSATION OF EMPLOYEE. As compensation for the services provided by Preston Parsons under this Contract, Assure Holdings, Inc. will pay Preston Parsons an annual salary of $120,000.00 payable on Friday of every other week and subject to applicable federal, state, and local withholding. Upon termination of this Contract, payments under this paragraph shall cease; provided, however, that Preston Parsons shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Preston Parsons has not yet been paid, and for any commission earned in accordance with Assure Holdings, Inc.'s customary procedures, if applicable. Accrued vacation will be paid in accordance with state law and Assure Holdings, Inc.'s customary procedures. This section of the Contract is included only for accounting and payroll purposes and should not be construed as establishing a minimum or definite term of employment.

5.  EXPENSE REIMBURSEMENT. Assure Holdings, Inc. will reimburse Preston Parsons for "out-of-pocket" expenses incurred by Preston Parsons in accordance with Assure Holdings, Inc.'s policies in effect from time to time.

6.  RECOMMENDATIONS FOR IMPROVING OPERATIONS. Preston Parsons shall provide Assure Holdings, Inc. with all information, suggestions, and recommendations regarding Assure Holdings, Inc.'s business, of which Preston Parsons has knowledge, that will be of benefit to Assure Holdings, Inc.

7.  CONFIDENTIALITY. Preston Parsons recognizes that Assure Holdings, Inc. has and will have information regarding the following:

- technical matters

- trade secrets

- customer lists

- costs

- business affairs

and other vital information items (collectively, "Information") which are valuable, special and unique assets of Assure Holdings, Inc. Preston Parsons agrees that Preston Parsons will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate any Information to any third party without the prior written consent of Assure Holdings, Inc. Preston Parsons will protect the Information and treat it as strictly confidential. A violation by Preston Parsons of this paragraph shall be a material violation of this Contract and will justify legal and/or equitable relief.

8.  CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. The confidentiality provisions of this Contract shall remain in full force and effect for a 6 months period after the voluntary or involuntary termination of Preston Parsons's employment. During such 6 months period, neither party shall make or permit the making of any public announcement or statement of any kind that Preston Parsons was formerly employed by or connected with Assure Holdings, Inc.

9.  NON-COMPETE AGREEMENT. Preston Parsons recognizes that the various items of Information are special and unique assets of the company and need to be protected from improper disclosure. In consideration of the disclosure of the Information to Preston Parsons, Preston Parsons agrees and covenants that during his or her employment by Assure Holdings, Inc. and for a period of 1 year following the termination of Preston Parsons's employment, whether such termination is voluntary or involuntary, Preston Parsons will not directly or indirectly engage in any business competitive with Assure Holdings, Inc.

Directly or indirectly engaging in any competitive business includes, but is not limited to: (i) engaging in a business as owner, partner, or agent, (ii) becoming an employee of any third party that is engaged in such business, (iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of Assure Holdings, Inc. for the benefit of a third party that is engaged in such business. Preston Parsons agrees that this non-compete provision will not adversely affect Preston Parsons's livelihood.

10. VACATION. Preston Parsons shall be entitled to 4 Weeks per year with 1 additional week for every year of employment completed of paid vacation for each completed year of employment. Such vacation must be taken at a time mutually convenient to Assure Holdings, Inc. and Preston Parsons, and must be approved by Assure Holdings, Inc. Requests for vacation shall be submitted to Preston Parsons's immediate supervisor 7 days in advance of the requested beginning date.

The provisions of this Vacation section are subject to change in accordance with Assure Holdings, Inc. policies in effect from time to time.

11. SICK LEAVE. Preston Parsons shall be entitled to 7 days per year day(s) paid time, due to illness or for personal business, for each calendar year beginning January 1, 2017. Unused sick leave benefits as of December 31 of each year may be converted into cash compensation at a rate of $480.00 per day. Sick leave may be accumulated from year to year up to a total of 7 days; excess amounts shall be forfeited.

If Preston Parsons is unable to work for more than 60 days because of sickness or total disability, and if Preston Parsons's unused sick leave is insufficient for such period, a maximum of all of Preston Parsons's unused vacation time shall be applied to such absence.

All requests for sick days off shall be made by Preston Parsons in accordance with Assure Holdings, Inc. policies in effect from time to time.

The provisions of this Sick Leave section are subject to change in accordance with Assure Holdings, Inc. policies in effect from time to time.

12. PERSONAL LEAVE. After completion of 60 days of employment, Preston Parsons shall be entitled to 7 day(s) paid time, for personal business or due to illness, for each calendar year beginning January 1, 2017. Unused personal leave benefits as of December 31 of each year may be converted into cash compensation at a rate of $480.00 per day. Personal leave may be accumulated from year to year up to a total of 7 Days; excess amounts shall be forfeited.

If Preston Parsons is unable to work for more than 60 days because of personal business, and if Preston Parsons's unused personal leave is insufficient for such period, a maximum of all of Preston Parsons's unused vacation time shall be applied to such absence.

All requests for personal days off shall be made by Preston Parsons in accordance with Assure Holdings, Inc. policies in effect from time to time.

The provisions of this Personal Leave section are subject to change in accordance with Assure Holdings, Inc. policies in effect from time to time.

13. HOLIDAYS. Preston Parsons shall be entitled to the following holidays with pay during each calendar year:

- New Year's Day

- Martin Luther King, Jr. Day

- President's Day

- Memorial Day

- 4th of July/Independence Day

- Labor Day

- Columbus Day

- Veteran's Day

- Thanksgiving Day

- Day after Thanksgiving

- Christmas Eve

- Christmas Day

- New Year's Eve

The provisions of this Holidays section are subject to change in accordance with Assure Holdings, Inc. policies in effect from time to time.

14. INSURANCE BENEFITS. Preston Parsons shall be entitled to insurance benefits, in accordance with Assure Holdings, Inc.'s applicable insurance contract(s) and policies, and applicable state law. These benefits shall include:

- health insurance: Inclusive of medical, dental, and vision

- disability insurance

- life insurance: Up to $3 million in 10 year term coverage

The provisions of this Insurance Benefits section are subject to change in accordance with Assure Holdings, Inc. policies in effect from time to time.

15. BENEFITS. Preston Parsons shall be entitled to the following benefits:

- Car Allowance: Up to $2500.00 per month with no loan or lease obligations to the Company longer than 60 months

- 401k: 6% Company matching up to the statutory limit

- Annual Bonus: At least 75% of annual salary with additional performance based bonuses allocated at the discretion of the Board of Directors.

- Phone & Home Office Allowance: Up to $1500 per month

- Stock Options: Pursuant to the Company stock option plan

as such benefits are provided in accordance with Assure Holdings, Inc. policies in effect from time to time.

Preston Parsons shall be able to participate in Assure Holdings, Inc.'s pension plan in accordance with the plan's terms and the requirements of law.

16.  TERM/TERMINATION. Preston Parsons's employment under this Contract shall be for 5 years, beginning on November 7, 2016. This Contract may be terminated by Assure Holdings, Inc. upon 30 days written notice, and by Preston Parsons upon 30 days written notice. If Assure Holdings, Inc. shall so terminate this Contract, Preston Parsons shall be entitled to compensation for 3 months of annualized compensation for every 1 year of employment beyond the termination date of such termination, unless Preston Parsons is in violation of this Contract. If Preston Parsons is in violation of this Contract, Assure Holdings, Inc. may terminate employment without notice and with compensation to Preston Parsons only to the date of such termination. The compensation paid under this Contract shall be Preston Parsons's exclusive remedy.

17.  COMPLIANCE WITH EMPLOYER'S RULES. Preston Parsons agrees to comply with all of the rules and regulations of Assure Holdings, Inc.

18.  NOTICES. All notices required or permitted under this Contract shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

Employer:

Assure Holdings, Inc.

Preston Parsons

Chairman of the Board

10233 S Parker Road, STE 105

Parker, Colorado 80134

Employee:

Preston Parsons

9900 Sara Gulch Circle

Parker, Colorado 80138

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

19.  ENTIRE AGREEMENT. This Contract contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Contract supersedes any prior written or oral agreements between the parties.

20.  AMENDMENT. This Contract may be modified or amended, if the amendment is made in writing and is signed by both parties.

21.  SEVERABILITY. If any provisions of this Contract shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

22. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Contract shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Contract.

23. APPLICABLE LAW. This Contract shall be governed by the laws of the State of Colorado.

24. SIGNATORIES. This Contract shall be signed by Preston Parsons, Chairman of the Board on behalf of Assure Holdings, inc. and by Preston Parsons in an individual capacity. This Contract is effective as of the date first above written.

/s/ Preston Parsons	Date:	11/7/16
Preston Parsons, Chairman of the Board Assure Holdings, Inc.

/s/ Preston Parsons	Date:	11/7/16
Preston Parsons